Exhibit 99.1

IAC REPORTS Q1 2019 — Q1 REVENUE EXCEEDS $1.1 BILLION

NEW YORK— May 8, 2019—IAC (NASDAQ: IAC) released its first quarter results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q1 2019	Q1 2018	Growth

Revenue	$1,105.8	$995.1	11%
Operating income	79.9	90.0	-11%
Net earnings	88.7	71.1	25%
GAAP Diluted EPS	0.91	0.71	27%
Adjusted EBITDA	190.6	188.4	1%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q1 2019 HIGHLIGHTS

•                  ANGI Homeservices revenue increased 19% to $303.4 million and Pro Forma Revenue increased 22%.

•                  Marketplace and Advertising paying service professionals totaled 257,000 at the end of Q1 2019.

•                  Pro Forma Revenue excludes Q1 2018 deferred revenue write-offs of $2.8 million in connection with the Angie’s List transaction and revenue of $8.5 million from Felix, which was sold on December 31, 2018.

•                  Match Group Average Subscribers increased 16% to 8.6 million.  Tinder Average Subscribers increased 384,000 sequentially and 1.3 million year-over-year to 4.7 million.

•                  Vimeo Platform Revenue increased 25% to $41.3 million due to average revenue per subscriber growth of 16% and subscriber growth of 8% to 973,000.

•                  Vimeo announced its agreement to acquire Magisto, a video creation service enabling businesses to create short-form videos.  The acquisition is expected to close by the end of Q2 2019.

•                  Vimeo sold its Hardware business in Q1 2019.

•                  Dotdash revenue increased 13% to $34.0 million.  Operating income decreased slightly to $3.0 million and Adjusted EBITDA nearly doubled to $7.1 million.

•                  At Applications, Mosaic Group (formerly Mobile) increased revenue to $47.6 million, comprising 33% of total segment revenue in the quarter (up from 11% in Q1 2018), and ended Q1 2019 with 3.6 million subscribers.  Total segment operating income was $25.4 million and Adjusted EBITDA was $29.7 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q1 2019	Q1 2018	Growth

Revenue
Match Group	$464.6	$407.4	14%
ANGI Homeservices	303.4	255.3	19%
Vimeo	43.6	35.6	23%
Dotdash	34.0	30.0	13%
Applications	143.5	132.0	9%
Emerging & Other	116.7	134.9	-13%
Inter-segment eliminations	(0.1)	(0.1)	12%
	$1,105.8	$995.1	11%

Operating Income (Loss)
Match Group	$118.8	$112.2	6%
ANGI Homeservices	(3.6)	(10.8)	66%
Vimeo	(17.8)	(9.7)	-82%
Dotdash	3.0	3.2	-5%
Applications	25.4	25.5	0%
Emerging & Other	(2.5)	6.5	NM
Corporate	(43.4)	(36.9)	-18%
	$79.9	$90.0	-11%

Adjusted EBITDA
Match Group	$155.1	$137.7	13%
ANGI Homeservices	37.2	36.6	1%
Vimeo	(16.2)	(7.8)	-108%
Dotdash	7.1	3.8	86%
Applications	29.7	26.8	11%
Emerging & Other	(2.1)	8.2	NM
Corporate	(20.2)	(17.0)	-19%
	$190.6	$188.4	1%

Match Group

•                  Revenue growth was due primarily to increased subscribers and ARPU at Tinder, partially offset by unfavorable foreign exchange effects.

•                  Operating income grew slower than revenue due to $11.0 million higher stock-based compensation expense, primarily as a result of $9.4 million in expense related to the vesting of certain awards for which the performance condition was met, and slower Adjusted EBITDA growth.  Adjusted EBITDA growth was impacted by higher cost of revenue, primarily due to in-app purchase fees as revenue is increasingly sourced through mobile app stores, and higher legal costs, partially offset by lower selling and marketing expense as a percentage of revenue.

Please refer to the Match Group Q1 2019 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 19% to $303.4 million driven by:

•                  33% Marketplace growth due to:

•                  a 15% increase in service requests to 5.8 million

•                  a 14% increase in paying service professionals to 221,000

•                  a 16% increase in revenue per paying service professional

•                  11% growth in Europe

•                  Pro Forma Revenue increased 22% (excluding Q1 2018 deferred revenue write-offs of $2.8 million in connection with the Angie’s List transaction and revenue of $8.5 million from Felix, which was sold on December 31, 2018).

•                  Operating loss decreased $7.1 million to $3.6 million due to $5.6 million lower stock-based compensation expense, $1.8 million lower amortization of intangibles and 1% higher Adjusted EBITDA to $37.2 million.

•                  Adjusted EBITDA grew slower than revenue due to higher selling and marketing expense as a percentage of revenue and investment at Handy and Fixd Repair, partially offset by $5.3 million Angie’s List transaction-related items in Q1 2018.

Please refer to the ANGI Homeservices Q1 2019 earnings release for further detail.

Vimeo

•                  Revenue increased 23% to $43.6 million driven by 25% higher Platform Revenue, partially offset by 14% lower Hardware Revenue.

•                  Platform Revenue growth was driven by a 16% increase in average revenue per subscriber and an 8% increase in ending subscribers to 973,000

•                  Operating loss increased 82% to $17.8 million and Adjusted EBITDA loss increased 108% to $16.2 million due primarily to higher marketing costs driven largely by the launch of a brand campaign during the quarter.

Dotdash

•                  Revenue increased 13% to $34.0 million due to 18% higher traffic resulting in strong advertising revenue growth, primarily from Verywell, as well as growth in affiliate commerce commissions.

•                  Operating income decreased 5% to $3.0 million due to $3.5 million higher amortization of intangibles driven by the Byrdie acquisition, partially offset by Adjusted EBITDA growth of 86% to $7.1 million.

Applications

•                  Revenue increased 9% to $143.5 million due to a 230% increase at Mosaic Group (formerly Mobile), partially offset by an 18% decrease at Desktop.

•                  Mosaic Group revenue growth of 230% was driven by:

•                  69% growth related to the ongoing transition to subscription products, increased marketing and new products

•                  iTranslate (acquired in Q1 2018), TelTech (acquired in Q4 2018) and Daily Burn (moved to Applications effective April 1, 2018).

•                  The decrease in Desktop revenue was driven by lower Consumer queries and continued Partnerships declines.

•                  Operating income was $25.4 million, flat to Q1 2018 due to an 11% increase in Adjusted EBITDA to $29.7 million, offset by $1.8 million higher amortization of intangibles due to acquisitions over the past year and expense of $1.5 million in Q1 2019 related to a contingent consideration arrangement in connection with a 2018 acquisition.

Emerging & Other

•                  Revenue decreased 13% to $116.7 million due primarily to the sales of Electus, Dictionary.com and CityGrid in Q4 2018 and Daily Burn (moved to Mosaic Group effective April 1, 2018), partially offset by higher revenue from Ask Media Group and BlueCrew (acquired in Q1 2018).

•                  Operating loss was $2.5 million in Q1 2019 compared to a profit of $6.5 million in Q1 2018 with the decline driven by an Adjusted EBITDA loss of $2.1 million in Q1 2019 compared to a profit of $8.2 million in Q1 2018.  The Adjusted EBITDA declines were due primarily to lower margins at Ask Media Group, investment in BlueCrew and College Humor Media and the sale of Dictionary.com.

Corporate

Operating loss increased $6.5 million due primarily to a $3.1 million increase in stock-based compensation expense due primarily to the issuance of new equity awards and a $3.2 million increase in Adjusted EBITDA losses driven primarily by higher compensation costs and professional fees.

Income Taxes

The Company recorded an income tax benefit of $63.6 million in Q1 2019 and $29.0 million in Q1 2018, primarily due to excess tax benefits generated by the exercise and vesting of stock-based awards in both periods.

While the Company does not expect to be a full US federal cash income tax payer until 2022, which is in line with previous estimates, the ultimate timing is dependent primarily on the Company’s performance, other components of pre-tax income (including realized gains and losses) and the amount and timing of tax deductions related to stock-based awards.

Free Cash Flow

For the three months ended March 31, 2019, Free Cash Flow decreased $60.1 million to $77.1 million due primarily to an increase in accounts receivable (driven by the timing of certain cash receipts) and higher capital expenditures.

	Three Months Ended March 31,
($ in millions, rounding differences may occur)	2019	2018
Net cash provided by operating activities	$102.9	$152.0
Capital expenditures	(25.9)	(14.8)
Free Cash Flow	$77.1	$137.2

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, May 9, 2019, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2019:

•                  IAC had 84.1 million common and Class B common shares outstanding.

•                  On a consolidated basis, the Company had $2.3 billion in cash and cash equivalents and marketable securities, of which IAC held $1.7 billion, Match Group held $224.9 million and ANGI Homeservices held $345.4 million.

•                  On a consolidated basis, the Company had $2.4 billion in long-term debt, of which IAC had $552.0 million, Match Group had $1.6 billion and ANGI Homeservices had $257.8 million.

•                  IAC has a $250 million revolving credit facility, Match Group has a $500 million revolving credit facility and ANGI Homeservices has a $250 million revolving credit facility.  The IAC, Match Group and ANGI credit facilities were undrawn as of March 31, 2019 and currently remain undrawn.

IAC currently has 8.0 million shares remaining in its stock repurchase authorization.

During Q1 2019, Match Group repurchased 0.5 million common shares and an additional 0.2 million shares in Q2 2019 for a total of 0.6 million shares at an average price of $56.05.  Match Group has 2.3 million shares remaining in its stock repurchase authorization.

ANGI Homeservices has 15.0 million shares remaining in its stock repurchase authorization.

IAC, Match Group and ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

For Match Group as of March 31, 2019, IAC’s economic interest was 80.4% and IAC’s voting interest was 97.5%.  IAC held 226.0 million shares.

For ANGI Homeservices as of March 31, 2019, IAC’s economic interest was 83.3% and IAC’s voting interest was 98.0%.  IAC held 421.5 million shares.

OPERATING METRICS

(rounding differences may occur)

	Q1 2019	Q1 2018	Growth
Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$237.8	$211.4	12%
International (c)	216.2	181.4	19%
Total Direct Revenue (a)	$454.0	$392.7	16%
Indirect Revenue	10.7	14.6	-27%
Total Revenue	$464.6	$407.4	14%

Average Subscribers (in thousands) (d)
North America (b)	4,361	3,976	10%
International (c)	4,252	3,457	23%
Total Average Subscribers	8,613	7,433	16%

ARPU(e)
North America (b)	$0.60	$0.58	2%
International (c)	$0.56	$0.57	-3%
Total ARPU	$0.58	$0.58	0%

ANGI Homeservices

Revenue ($ in millions)

As Reported
Marketplace (f)	$219.9	$165.6	33%
Advertising & Other (g)	62.1	70.4	-12%
Total North America	$282.0	$236.0	19%
Europe	21.4	19.3	11%
Total ANGI Homeservices revenue	$303.4	$255.3	19%

Pro Forma (h)
Marketplace (f)	$219.9	$165.6	33%
Advertising & Other (g)	62.1	64.8	-4%
Total North America	$282.0	$230.4	22%
Europe	21.4	19.3	11%
Total ANGI Homeservices revenue	$303.4	$249.7	22%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (f)(i)	5,797	5,031	15%
Marketplace Paying Service Professionals (in thousands) (f)(j)	221	194	14%
Marketplace Revenue per Paying Service Professional (f)(k)	$997	$855	16%
Advertising Service Professionals (in thousands) (l)	36	41	-13%

See notes on following page

OPERATING METRICS — continued

	Q1 2019	Q1 2018	Growth
Vimeo
Revenue ($ in millions)
Platform (m)	$41.3	$32.9	25%
Hardware (n)	2.3	2.6	-14%
Total Revenue	$43.6	$35.6	23%

Vimeo Ending Subscribers (in thousands) (o)	973	901	8%

Applications
Revenue ($ in millions)
Desktop (p)	$96.0	$117.6	-18%
Mosaic Group (formerly Mobile) (q)	47.6	14.4	230%
Total Revenue	$143.5	$132.0	9%

(a)  Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b)   North America consists of our businesses for users located in the United States and Canada.

(c)    International consists of our businesses for users located outside of the United States and Canada.

(d)  Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(e)  ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)      Reflects the HomeAdvisor and Handy domestic marketplace, including consumer connection revenue for consumer matches, membership subscription revenue from service professionals and revenue from completed jobs sourced through the Handy platform.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars, Fixd Repair and Felix.

(g)  Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars, Fixd Repair (acquired on January 25, 2019) and Felix prior to its sale on December 31, 2018.

(h) Pro Forma Revenue excludes deferred revenue write-offs of $2.8 million in Q1 2018 in connection with the Angie’s List transaction and revenue of $8.5 million from Felix, which was sold on December 31, 2018.

(i)  Fully completed and submitted domestic customer service requests to HomeAdvisor and completed jobs sourced through the Handy platform.

(j)      The number of HomeAdvisor and Handy domestic service professionals that had an active subscription and/or paid for consumer matches or completed a job sourced through the Handy platform in the last month of the period.  An active HomeAdvisor subscription is a subscription for which HomeAdvisor was recognizing revenue on the last day of the relevant period.

(k)  Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l)  Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m) Platform Revenue primarily includes subscription SaaS and other related revenue from Vimeo subscribers.

(n) Hardware Revenue includes sales of our live streaming accessories.

(o) The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(p)   Desktop is comprised of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

(q)   Mosaic Group (formerly Mobile) includes Apalon, iTranslate, TelTech and Daily Burn (with effect from Q2 2018) and is comprised primarily of revenue generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	5/3/19	Dilution at:
Share Price			$228.28	$230.00	$235.00	$240.00	$245.00

Absolute Shares as of 5/3/19	84.1		84.1	84.1	84.1	84.1	84.1

RSUs	0.7		0.2	0.2	0.2	0.2	0.2
Non-publicly traded subsidiary denominated equity awards	0.2		0.0	0.0	0.0	0.0	0.0
Options	5.5	$63.48	3.0	3.0	3.1	3.1	3.1
Warrants	3.4	$229.70	0.0	0.0	0.1	0.1	0.2
Total Dilution			3.3	3.3	3.4	3.5	3.6
% Dilution			3.7%	3.8%	3.9%	4.0%	4.1%
Total Diluted Shares Outstanding			87.4	87.4	87.5	87.6	87.7

The dilutive securities presentation in the above table is calculated using the methods and assumptions described below; these are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

RSUs and subsidiary denominated equity awards (excluding all ANGI Homeservices and Match Group and their subsidiary denominated awards) — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $79.0 million, assuming a stock price of $228.28 and a 50% withholding rate.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares.

Upon vesting and exercise, if the Company decided to issue a sufficient number of shares to cover the $79.0 million employee withholding tax obligation above, 0.3 million additional shares would be issued.

Options — The cash generated from the exercise of all vested and unvested options, consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is assumed to be used to repurchase IAC shares.

If options were net settled for employee withholding taxes at a 50% withholding rate, the dilution in the table shown above would be reduced by 2.0 million shares (1.6 million for vested options and 0.4 million for unvested options) and the withholding taxes paid by the Company on behalf of the employees would be $456.7 million ($354.9 million for vested options and $101.8 million for unvested options).

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended March 31,
	2019	2018

Revenue	$1,105,843	$995,075
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	260,071	201,962
Selling and marketing expense	421,860	402,832
General and administrative expense	213,616	184,184
Product development expense	88,700	76,937
Depreciation	18,971	19,257
Amortization of intangibles	22,752	19,953
Total operating costs and expenses	1,025,970	905,125
Operating income	79,873	89,950
Interest expense	(31,143)	(26,505)
Other income (expense), net	651	(4,619)
Earnings before income taxes	49,381	58,826
Income tax benefit	63,604	29,013
Net earnings	112,985	87,839
Net earnings attributable to noncontrolling interests	(24,290)	(16,757)
Net earnings attributable to IAC shareholders	$88,695	$71,082

Per share information attributable to IAC shareholders:
Basic earnings per share	$1.06	$0.86
Diluted earnings per share	$0.91	$0.71

Stock-based compensation expense by function:
Cost of revenue	$1,289	$710
Selling and marketing expense	2,717	1,765
General and administrative expense	45,010	45,626
Product development expense	18,428	10,981
Total stock-based compensation expense	$67,444	$59,082

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2019	2018
ASSETS

Cash and cash equivalents	$2,217,337	$2,131,632
Marketable securities	40,401	123,665
Accounts receivable, net of allowance and reserves	345,686	279,189
Other current assets	226,474	228,253
Total current assets	2,829,898	2,762,739

Right of use assets	172,558	—
Property and equipment, net of accumulated depreciation and amortization	325,888	318,800
Goodwill	2,745,788	2,726,859
Intangible assets, net of accumulated amortization	608,109	631,422
Long-term investments	234,596	235,055
Deferred income taxes	129,304	64,786
Other non-current assets	113,761	134,924
TOTAL ASSETS	$7,159,902	$6,874,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	83,535	74,907
Deferred revenue	386,943	360,015
Accrued expenses and other current liabilities	423,592	434,886
Total current liabilities	907,820	883,558

Long-term debt, net	2,332,234	2,245,548
Income taxes payable	36,176	37,584
Deferred income taxes	22,903	23,600
Other long-term liabilities	217,519	66,807

Redeemable noncontrolling interests	71,914	65,687

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common stock	263	262
Class B convertible common stock	16	16
Additional paid-in capital	11,868,424	12,022,387
Retained earnings	1,347,489	1,258,794
Accumulated other comprehensive loss	(126,719)	(128,722)
Treasury stock	(10,309,612)	(10,309,612)
Total IAC shareholders’ equity	2,779,861	2,843,125
Noncontrolling interests	791,475	708,676
Total shareholders’ equity	3,571,336	3,551,801
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,159,902	$6,874,585

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842).  The adoption resulted in the recognition of right of use assets and related lease liabilities. At March 31, 2019, the Company has $172.6 million of right of use assets and $217.0 million of lease liabilities ($31.2 million included in Accrued expenses and other current liabilities and $185.8 million in Other long-term liabilities).  There was no impact on the Company’s consolidated statement of operations and cash flows.

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net earnings	$112,985	$87,839
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	67,444	59,082
Amortization of intangibles	22,752	19,953
Depreciation	18,971	19,257
Bad debt expense	15,005	9,528
Deferred income taxes	(65,107)	(31,895)
Other adjustments, net	18,741	13,726
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(88,367)	(29,901)
Other assets	6,730	(22,680)
Accounts payable and other liabilities	(26,829)	(7,592)
Income taxes payable and receivable	(6,154)	(7,034)
Deferred revenue	26,770	41,725
Net cash provided by operating activities	102,941	152,008
Cash flows from investing activities:
Acquisitions, net of cash acquired	(21,555)	(21,295)
Capital expenditures	(25,855)	(14,801)
Proceeds from maturities of marketable debt securities	123,500	5,000
Purchases of marketable debt securities	(39,740)	(4,975)
Net proceeds from the sale of businesses and investments	20,472	15
Purchases of investments	—	(18,180)
Other, net	(1,215)	9,347
Net cash provided by (used in) investing activities	55,607	(44,889)
Cash flows from financing activities:
Borrowings under Match Group Credit Facility	40,000	—
Proceeds from Match Group 2019 Senior Notes offering	350,000	—
Principal payments on Match Group Credit Facility	(300,000)	—
Principal payments on ANGI Homeservices Term Loan	(3,438)	(3,438)
Debt issuance costs	(5,542)	(193)
Purchase of Match Group treasury stock	(24,186)	(32,465)
Proceeds from the exercise of IAC stock options	9,298	24,254
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	573	1,752
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(14,062)	(282)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(123,148)	(75,028)
Purchase of noncontrolling interests	(3,182)	(234)
Acquisition-related contingent consideration payments	—	(185)
Other, net	27	2,669
Net cash used in financing activities	(73,660)	(83,150)
Total cash provided	84,888	23,969
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	815	2,746
Net increase in cash, cash equivalents, and restricted cash	85,703	26,715
Cash, cash equivalents, and restricted cash at beginning of period	2,133,685	1,633,682
Cash, cash equivalents, and restricted cash at end of period	$2,219,388	$1,660,397

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

ANGI HOMESERVICES Q1 2019 REVENUE TO PRO FORMA REVENUE RECONCILIATION

	Three Months Ended March 31
	2019	2018	% Growth
Revenue	$303.4	$255.3	19%
Add back: Angie’s List deferred revenue write-offs	—	2.8
Less: Felix revenue (sold on December 31, 2018)	—	(8.5)
Pro Forma Revenue	303.4	249.7	22%

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended March 31, 2019
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$118.8	$28.0	$7.8	$0.4	$—	$155.1
ANGI Homeservices	(3.6)	19.3	7.0	14.5	—	37.2
Vimeo	(17.8)	—	0.2	1.4	—	(16.2)
Dotdash	3.0	—	0.2	3.9	—	7.1
Applications	25.4	—	0.4	2.4	1.5	29.7
Emerging & Other	(2.5)	—	0.3	0.2	—	(2.1)
Corporate	(43.4)	20.2	3.0	—	—	(20.2)
Total	$79.9	$67.4	$19.0	$22.8	$1.5	$190.6

	For the three months ended March 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$112.2	$17.0	$8.1	$0.2	$0.2	$137.7
ANGI Homeservices	(10.8)	24.9	6.2	16.3	—	36.6
Vimeo	(9.7)	—	0.3	1.6	—	(7.8)
Dotdash	3.2	—	0.2	0.4	—	3.8
Applications	25.5	—	0.8	0.5	—	26.8
Emerging & Other	6.5	0.1	0.8	0.8	—	8.2
Corporate	(36.9)	17.1	2.8	—	—	(17.0)
Total	$90.0	$59.1	$19.3	$20.0	$0.2	$188.4

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports ANGI Homeservices Pro Forma Revenue, Adjusted EBITDA and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, however, should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

ANGI Homeservices Pro Forma Revenue is defined as revenue excluding (i) in any prior period, revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and (ii) any write-offs of deferred revenue as a result of purchase accounting adjustments.  The percentage change in revenue on a Pro Forma Revenue basis is calculated by subtracting Pro Forma Revenue for the applicable period in the year ended December 31, 2018 from the GAAP as reported or forecasted revenue in the applicable period in the year ending December 31, 2019 and dividing the resulting difference by the Pro Forma Revenue in the applicable period in the year ended December 31, 2018.  We believe the presentation of Pro Forma Revenue and the percentage change in revenue on a pro forma basis, in addition to revenue on a GAAP basis, helps improve the ability to understand ANGI Homeservices’ revenue performance because it presents revenue on a comparable basis by excluding the revenue from any businesses sold or disposed of, and for which no revenue is reflected in the current period and any write-offs of deferred revenue as a result of purchase accounting adjustments.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations because it excludes the impact of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the combination of HomeAdvisor and Angie’s List) of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of May 3, 2019 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the combination of HomeAdvisor and Angie’s List).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on May 9, 2019 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our continued ability to successfully market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, the failure or delay of the markets and industries in which our businesses operate to migrate online, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize versions of our products and services for mobile and other digital devices, adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, our continued ability to communicate with users and consumers via e-mail (or other sufficient means), our ability to successfully offset increasing digital app store fees, our ability to establish and maintain relationships with quality service professionals, changes in our relationship with (or policies implemented by) Google, foreign exchange currency rate fluctuations, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), changes in key personnel, our ability to service our outstanding indebtedness and interest rate risk, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to expand successfully into international markets, regulatory changes and our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC today operates Vimeo and Dotdash, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, and OkCupid, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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